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                                                                   Exhibit 10.5a
                        LABORATOIRE L. LAFON - CEPHALON

                               SUPPLY AGREEMENT


BETWEEN:

CEPHALON, INC., a Delaware corporation, with its head office and principal place of business at 145 Brandywine Parkway, West Chester, PA 19380, U.S.A. (hereinafter called CEPHALON),

AND

LABORATOIRE L. LAFON, with registered office at 19, avenue du Professeur-Cadiot, F-94701 Maisons-Alfort, France, (hereinafter called LAFON),

WHEREAS, LAFON and CEPHALON intend to enter into a License Agreement by which CEPHALON is to receive a license to make, have made, market and otherwise sell pharmaceutical products containing the compound modafinil, which is protected by patents and certain other intellectual property rights owned by LAFON (hereinafter called the "License Agreement"); and

WHEREAS, LAFON is prepared and has the right to sell modafinil, a pharmaceutically active compound (hereinafter called the Compound) and CEPHALON wishes to purchase the Compound from LAFON.

THE PARTIES AGREE AS FOLLOWS:

1. Definitions.

All capitalized terms not otherwise defined herein shall be used as defined in the License Agreement. In addition, for purposes of this Agreement, the following terms shall have the meanings set forth below.

     a) "Compound" means modafinil and/or any other similar compound, isomer or salt thereof, and manufactured in accordance with the Specifications.

     b) "Specifications" means the specifications for manufacturing the Compound set forth in Schedule A attached hereto and made part hereof, with such modifications thereof as the parties may mutually agree upon in writing.

     c) "FDA Standards" means the facility license requirements and the Good Manufacturing Practice regulations of the

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          U.S. FDA applicable to the Compound or the Manufacturing Facility.

     d) "Manufacturing Facility" means the manufacturing facility of LAFON, currently in Maisons-Alfort, France.

     e) "Cephalon" shall mean Cephalon, Inc. and any entity controlled by Cephalon, including any subsidiary or other entity as to which Cephalon owns at least 50% of the voting stock or the right to receive at least 50% of the profits.

2. Product Supply.

LAFON will manufacture Compound in accordance with Schedule A and will furnish CEPHALON with its requirements of the Compound and will sell such Compound to CEPHALON, directly or through a designated seller, and CEPHALON will purchase from LAFON (or such designated seller) all such quantities of the Compound as CEPHALON (and its sublicensees) may require in order to make or have made the Licensed Products during the term of this Agreement. LAFON shall not supply Compound to any person (other than CEPHALON or its sublicensees) to develop, make, have made or sell any product in the Territory under the License Agreement.

3. Pricing.

The Compound shall be supplied to CEPHALON EXW LAFON's Manufacturing Facility in Maisons - Alfort, France, at the following prices:

     a) All quantities of Compound and matching placebo necessary to CEPHALON for carrying clinical tests in calendar year 1993 and thereafter up to the date of the first FDA approval in the U.S.A. of a Licensed Product including the Compound as an active ingredient, shall be supplied free of charge. The specifications for the Compound and matching placebo in finished tablet form shall be agreed to by the parties in writing.

     b) All quantities of the Compound other than those mentioned under (a) above shall be supplied at a price equal to eleven percent (11%) of CEPHALON's Net Sales of Licensed Products in the Territory, provided that if CEPHALON's finishing costs (including formulation, tabletting and packaging costs), exceed 3% of Net Sales, CEPHALON and LAFON shall meet to determine whether an adjustment in the price of the Compound under this Agreement is appropriate.

          To that effect, the parties shall agree on a provisional price for each calendar year, that will be


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          fixed not later than October 1 of the preceding calendar year. This price will be compared with actual results within two months from the end of the calendar year concerned and the difference shall be added or subtracted from the next payment due by CEPHALON to LAFON for delivery of the Compound.

          CEPHALON shall inform immediately LAFON of any variation of its selling price, so that the parties may agree on a new provisional price.

     c) LAFON acknowledges that CEPHALON has the sole right to set prices for the Licensed Products, and that nothing in this Agreement is intended to give LAFON any right to affect those prices.

4. Estimates.

During the month preceding each calendar quarter, CEPHALON will provide LAFON with a written estimate of the quantity of the Compound which CEPHALON desires to purchase during that calendar quarter. CEPHALON will place firm orders for the quantities to be purchased at least forty five (45) days prior to the requested delivery date. The parties shall agree on the delivery date of nonforecasted quantities.

5. Invoices.

LAFON shall invoice CEPHALON for the Compound when shipped. Payment for each shipment shall be made in U.S. Dollars within thirty (30) days from the date of invoice.

6. Shipping.

LAFON will choose a commercially reasonable method of air shipment and carrier for each shipment of the Compound, unless CEPHALON has specified a particular carrier or method of shipment in its purchase order. Title and risk of loss, delay or damage in transit shall pass to CEPHALON upon delivery by LAFON of the Compound to a common carrier at the Manufacturing Facility.

7. Warranties and Covenants.

     a) LAFON warrants that each shipment of the Compound shall be manufactured, stored, packaged, labelled, and controlled by LAFON in accordance with the Specifications and applicable FDA Standards. LAFON will provide to CEPHALON concurrently with each shipment of Compound a Certificate of Analysis stating that the Compound conforms to the Specifications and any applicable FDA Standards. LAFON shall retain samples of the Compound in amounts to be mutually


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          agreed to by the parties. LAFON shall store such samples for a period ending one (1) year beyond the expiry date of the Compound. Specific quality standards and release test methods will be agreed to by the parties after the execution of this Agreement and appended as Schedule B hereto at such time.

     b) In the event LAFON determines to make any changes or modifications to the manufacturing process of the Compound, LAFON agrees to notify CEPHALON at least six months prior to implementing such changes or modifications and will submit promptly to the U.S. FDA any necessary modifications to its Drug Master File in order that CEPHALON can obtain any necessary approval for such change or modification from the U.S. FDA. LAFON agrees that it will not implement any such change or modification until receipt of such FDA approval, if prior FDA approval is required. In the event government approval is required, LAFON will continue to supply CEPHALON with Compound in conformity with then existing conditions of Compound process, manufacturing, formulation or specifications until CEPHALON notifies LAFON that governmental approval has been received.

     c) In the event LAFON intends to utilize a third party to manufacture the Compound, LAFON shall notify CEPHALON of such intention, and shall comply with paragraph 7(b) prior to utilizing any third party to manufacture the Compound. LAFON shall be responsible for all acts or omissions of any such third party under this Agreement.

     d) LAFON shall notify CEPHALON of any complaints received regarding the manufacture or quality of Compound and any action taken in regard thereto.

8. Right of Rejection.

If, within thirty (30) days of CEPHALON's receipt of any quantity of the Compound, CEPHALON does not notify LAFON that the relevant quantity does not comply with the Specifications or FDA Standards therefor and submit a sample thereof, that quantity shall be deemed to comply in all respects with the Specifications and FDA Standards therefor and CEPHALON shall have no further right to reject the same.

If CEPHALON does notify LAFON within such thirty (30) day period that the Compound does not comply with the Specifications or FDA Standards and does submit a sample thereof, LAFON shall check the conformity to the Specifications and FDA Standards of such sample. In case LAFON confirms that the sample does not conform, then CEPHALON shall have properly rejected such shipment of the Compound and CEPHALON shall receive a credit for any amounts


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already paid to LAFON for the rejected Compound against the amount due for the next shipment of the Compound accepted by CEPHALON, or shall be reimbursed for such payment with interest at the prevailing prime rate per annum, at the option of CEPHALON. At the request of LAFON, CEPHALON shall either return or destroy the rejected Compound, at the cost and expense of LAFON. In case the opinions of CEPHALON and LAFON may differ on the conformity or nonconformity of the product to Specifications or FDA Standards, the parties shall meet in order to settle the difference amicably. If the difference cannot be settled amicably, it will be submitted to an independent expert to be designated by both parties and whose opinion shall be final. The cost of the expert shall be borne by the losing party.

9. Compliance with Laws

     a) LAFON will maintain the manufacturing, production and control records for the Compound for the periods required by applicable FDA Standards.

     b) LAFON hereby agrees that the manufacture, packaging, labelling and shipment of the Compound into the Territory shall be in compliance with all applicable laws, rules and regulations, and agrees to so certify on its invoices if so directed by CEPHALON. In order to ascertain on a preliminary basis the degree of LAFON's compliance with FDA standards, CEPHALON and LAFON shall agree on a consultant who will conduct an audit of the Manufacturing Facility to ensure its compliance with Good Manufacturing Practices and other applicable FDA Standards. The report of the consultant shall be furnished in writing to CEPHALON and LAFON, but it is understood that in no event shall CEPHALON be entitled to receive any confidential information of LAFON, including any such information related to LAFON's manufacturing process. CEPHALON and LAFON shall share the fees and expenses of the consultant equally. The audit shall be conducted prior to the initial production of Compound for clinical purposes, and also shall be conducted following any change in LAFON's manufacturing process permitted by paragraph 7(b) and at such other times as the parties may agree to (but not more than once each year).

     c) LAFON shall obtain and maintain any establishment license, facility license or other license, authorization or approval required by the FDA or any other applicable governmental authority for the manufacture of the Compound as contemplated hereunder. The Manufacturing Facility will be qualified as a Good Manufacturing Practice Facility under the FDA Standards


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          at the time of the first production of Compound under this Agreement for clinical purposes.

     d) LAFON shall prepare, file and maintain a Drug Master File with the FDA with respect to the Compound. At CEPHALON's request, LAFON will authorize the FDA to incorporate by reference the Drug Master File for use in connection with any product approval sought by CEPHALON which relates to the Compound.

10. Force Majeure.

LAFON shall not be liable to CEPHALON for failure or delay in supply of the Compound hereunder, and CEPHALON shall not be liable for failure or delay in taking supply of material hereunder, if such failure or delay is due to force majeure. Force majeure includes, but is not limited to, strikes, labor disputes, riots, war, acts of God, invasion, fire, explosion, floods, delay of carrier, shortage or failure the supply of material, acts of government or government agencies or instrumentalities, and any other similar circumstances beyond the control of the party concerned.

11. Compound Reserves.

CEPHALON shall at any moment, have in its possession a stock of Compound covering its requirements of at least [three (3) months.]

If or to the extent LAFON cannot supply the demand of CEPHALON for the Compound and if CEPHALON's stock is not sufficient to cover the requirements during the incapacity of LAFON to supply, LAFON shall grant to CEPHALON, on its request, a right to make the Compound or to purchase the Compound from third parties, subject to the prior approval by LAFON of the quality of such Compound manufactured by CEPHALON or such third parties, to be notified in writing.

12. Term.

This Agreement shall take effect on the date of its complete execution and shall remain, subject to the provisions of Paragraph 13 hereof, in full force and effect until the expiration or earlier termination of the License Agreement.

In the event of expiration of this Agreement and the License Agreement at their stated term, LAFON shall, upon request of CEPHALON, promptly enter in bona-fide negotiations with the aim to conclude a contract which secures the supply of the Compound to CEPHALON under conditions giving due regard to the circumstances then prevailing.

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13. Termination.

Either party to this Agreement shall have the right to terminate this Agreement before its stated term, by giving written notice of termination, such termination effective upon the giving of such notice, in the event that the other party shall commit a breach of any of the substantial terms of this Agreement and shall not have cured such breach within two (2) months after receipt of a written notice by the aggrieved party,

In addition, CEPHALON may terminate this Agreement, at its option, for any reason not specified above, upon thirty (30) days written notice to LAFON.

If this Agreement is terminated by CEPHALON in accordance with paragraph 13 following a breach of this Agreement by LAFON, then CEPHALON's license under the License Agreement shall automatically be expanded, for no additional compensation, to include the exclusive license in the Territory under LAFON's patents and know-how to make and have made the Compound for purposes of the License Agreement.

The right of either party to terminate this Agreement as herein provided shall not be affected in any way by its waiver of, or failure to take action with respect to any previous default.

14. Indemnification.

     a) LAFON will indemnify and hold harmless CEPHALON and its affiliates, and their respective employees, officers, directors, and agents (a "CEPHALON Indemnified Party") from and against any and all liability, loss, damages, costs or expenses (including reasonable attorneys' fees) which the CEPHALON Indemnified Party may incur, suffer or be required to pay that results from or arises in connection with (i) any breach by LAFON of any representation, warranty or covenant hereunder, including without limitation any breach of LAFON's warranties contained in paragraph 7 above, (ii) the contamination or adulteration of the Compound prior to its shipment to CEPHALON, or (iii) the enforcement by a CEPHALON Indemnified Party of any of the foregoing.

     b) CEPHALON will indemnify and hold harmless LAFON and its affiliates and their respective employees, officers, directors, and agents (a "LAFON Indemnified Party") from and against any and all liability, loss, damages, costs, or expenses (including reasonable attorneys' fees) which the LAFON Indemnified Party may incur, suffer or be required to pay resulting from or arising in connection with any breach by CEPHALON of its obligations hereunder.


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     c)   The obligations of the indemnifying party under paragraphs a) and b)
          above are conditioned upon the prompt notification to the indemnifying party of any of the aforementioned suits or claims in writing within thirty (30) days after receipt by the party's general counsel's office of notice by the indemnified party of such suit or claim. The indemnifying party shall have the right and obligation to defend any such suit or claim. The indemnified party may participate in the defense of such suit or claim at its sole cost and expense. This provision for indemnification shall be void and there shall be no liability against a party as to any suit or claim for which settlement or compromise or an offer of settlement or compromise is made without the prior consent of the indemnifying party.

15. Successors and Assigns.

This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the parties hereto. This Agreement cannot be assigned by any of the parties hereto without the prior approval of the other party in writing; provided, however, that either party may, without such consent, assign this Agreement in connection with the transfer or sale of all or substantially all of its business or in the event of its merger or consolidation with another company. Any purported assignment in violation of the preceding sentence shall be void. Any permitted assignee shall assume all obligations of its assignor under this Agreement. No assignment shall relieve either party of responsibility for the performance of any accrued obligation which such party then has hereunder.

Notwithstanding the foregoing, if prior to FDA approval of the initial Licensed Product, CEPHALON (i) sells 60% or more of its tangible assets, or (ii) participates in or becomes subject to a merger in which it is not the surviving entity, the transaction may proceed without the consent of LAFON but, within ninety (90) days after such event, the parties (in the case of CEPHALON, any successor to CEPHALON) shall meet to review the development and commercialization plans for the Licensed Product of the successor entity. If the successor to CEPHALON does not wish to continue aggressively the development and commercialization plans for the Licensed Products on the same schedule as CEPHALON, it shall, upon request of LAFON, sublicense its rights under this Agreement (subject to the approval of LAFON in accordance with Article II), for a sublicense fee of no more than l.5X CEPHALON's investment in the development of Licensed Products to the date of such sublicensing in addition to any amounts due to LAFON hereunder.

In case CEPHALON would grant sublicenses of its rights under the License Agreement, CEPHALON agrees that it will obtain the prior agreement of such sublicensees to abide with the provisions of


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this Supply Agreement. In this case the parties will agree within a separate
Agreement on the supply of the Compound to such sublicensees on the same terms as this Agreement.

16. Governing Law

This Agreement shall be governed by and construed in accordance with the laws of France.

17. Modification or waiver

No modification or waiver of any of the provisions of this Agreement shall be valid unless in writing signed by the parties hereto or signed by the party against whom enforcement of such modification or waiver is sought.

18. Notices

Notice hereunder shall be deemed sufficient if given by registered air mail, postage prepaid, and addressed to the party to receive such notice at the address given above, or at such other address as may hereafter be designated by notice in writing.

19. Counterparts

This Agreement shall become binding when any one or more counterparts hereof, individually or taken together, shall bear the signatures of LAFON and CEPHALON. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original as against any party whose signature appears thereon, but all of which together shall constitute one and the same instrument.

20. Entire Agreement

This Agreement contains all of the covenants, terms and undertakings of the parties with respect to the particular subject matter hereof and all prior agreements among the parties relating to the subject matter hereof, whether written or oral, are merged herein and shall be of no force and effect. This Agreement cannot be changed, modified or discharged except by an instrument in writing signed by both parties hereto.

21. Severability.

In case an individual clause of this Agreement would be or would become legally invalid, such defect shall not affect the validity of the total Agreement or of other clauses contained therein, except if such a defect makes the contract more burdensome than contemplated for any of the parties; in such a case, they would consult in order to find an equitable solution.


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22. Dispute Resolution.

Any difference between the parties hereto concerning the interpretation or application of this Agreement which could not be resolved amicably shall be finally settled in accordance with the Rules of Conciliation and Arbitration of the International Chamber of Commerce by three arbitrators designated in accordance with said Rules. This Agreement shall be construed, and the rights of the parties determined, in accordance with the French laws. Judgment upon the award rendered may be entered in any court having jurisdiction thereof. The place of arbitration will be Geneva.

LABORATOIRE L. LAFON                              CEPHALON, INC.

By: /s/ F.C. Lafon                                By: /s/ Frank Baldino
    -------------------------------                   -------------------------
    Name:  F.C. Lafon                             Name:  Dr. Frank Baldino, Jr.
    Title: Chief Executive Officer                Title: President

Date:   1/20/93                                     Date: 1/20/93

ATTEST:                                           ATTEST:

By: /s/ William R. Matthew                        By: /s/ Jack Lief
    -------------------------------                   -------------------------

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                                   SCHEDULE A

                        SPECIFICATIONS AND ROUTINE TESTS

                                    MODAFINIL


CHARACTERISTICS
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Solubilities                              : White crystalline powder
                                          : Very slightly soluble in water
                                            Slightly soluble in alcohol R
                                            Soluble in methanol R


IDENTIFICATION
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A - Infra-red spectrum                    : Positive
B - T.L.C.                                : Positive
C - H.P.L.C.                              : Positive
D - Coloured reaction                     : Positive




TESTS
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- Aspect of the S solution                : Limpid and colourless
- Related substances                      : 0.5 per cent max. per individual
                                            impurity
- Research of organic impurities          : 1.0 per cent max.
- Heavy metals                            : 20 ppm max.
- Water content                           : 0.5 per cent max.
- Sulphuric ashes                         : 0.2 per cent max.


ASSAY
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By bromine 0, lN                          : 98.0 to 101.5 per cent

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